Exhibit 15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors of 1st Franklin Financial Corporation

We have audited the consolidated financial statements of 1st Franklin Financial Corporation and subsidiaries (the “Company’) as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008, and have issued our report thereon dated March 27, 2009; such financial statements and report are included in the Company’s 2008 Annual Report to Investors and are incorporated herein by reference.  Our audits also included the financial statement schedule of the Company listed in Item 15.  The financial statement schedule is the responsibility of the Company’s management.  Our responsibility is to express an opinion based on our audits.  In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 27, 2009

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2008 AND 2007

ASSETS
2008	2007

	CASH AND CASH EQUIVALENTS:
	Cash and Due From Banks	$ 396,752	$ 3,679,047
	Short-term Investments	--	6,078
		396,752	3,685,125

	LOANS:
	Direct Cash Loans	324.996,394	303,678,240
	Real Estate Loans	24,175,593	25,052,160
	Sales Finance Contracts	27,586,508	31,747,131
		376,758,495	360,477.531

Less:	Unearned Finance Charges	44,032,487	40,720,500
	Unearned Insurance Commissions	12,465,624	11,831,811
	Allowance for Loan Losses	23,010,085	20,035,085
		297,250,299	287,890,135

	INVESTMENTS IN SUBSIDIARIES	75,844,337	95,188,316

	MARKETABLE DEBT SECURITIES:
	Available for Sale, at fair market value	373,774	894,381

	OTHER ASSETS:
	Land, Buildings, Equipment and Leasehold Improvements,
	less accumulated depreciation and amortization
	of $13,653,028 and $12,383,615 in 2008 and 2007, respectively	9,241,725	8,926,207
	Miscellaneous	3,201,592	2,788,231
		12,443,317	11,714,438

	TOTAL ASSETS	$ 386,308,479	$ 399,372,395

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

DECEMBER 31, 2008 AND 2007

LIABILITIES AND STOCKHOLDERS' EQUITY

2008	2007

SENIOR DEBT:
Notes Payable to Banks	$ 22,267,681	$ 16,684,681
Senior Demand Notes, including accrued interest	41,345,213	48,610,737
Commercial Paper	106,062,799	117,077,531
	169,675,693	182,372,949

ACCOUNTS PAYABLE AND ACCRUED EXPENSES	13,980,948	15,399,744

SUBORDINATED DEBT	86,605,009	91,965,714

Total Liabilities	270,261,650	289,738,407

STOCKHOLDERS' EQUITY:
Preferred Stock; $100 par value
6,000 shares authorized; no shares issued or outstanding	--	--
Common Stock:
Voting Shares; $100 par value;
2,000 shares authorized; 1,700 shares issued and outstanding as of December 31, 2008 and 2007	170,000	170,000
Non-Voting Shares; no par value;
198,000 shares authorized; 168,300 shares issued and
outstanding as of December 31, 2008 and 2007	--	--
Accumulated Other Comprehensive Income	243,458	764,065
Retained Earnings	115,633,371	108,699,923
Total Stockholders' Equity	116,046,829	109,633,988

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 386,308,479	$ 399,372,395

SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT
1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
INTEREST INCOME:
Finance Charges	$ 94,434,623	$ 87,164,381	$ 77,914,247
Investment Income	26,302	21,189	22,131
	94,460,925	87,185,570	77,936,378

INTEREST EXPENSE:
Senior Debt	8,333,678	10,158,113	8,875,312
Subordinated Debt	6,393,999	5,587,502	3,118,314
	14,727,677	15,745,615	11,993,626

NET INTEREST INCOME	79,733,248	71,439,955	65,942,752

PROVISION FOR LOAN LOSSES	25,725,394	21,433,742	19,108,562

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	54,007,854	50,006,213	46,834,190

NET INSURANCE INCOME	16,823,210	16,298,194	14,821,492

OTHER REVENUE	5,301,054	5,069,095	2,147,104

OPERATING EXPENSES:
Personnel Expense	46,830,271	42,798,905	40,378,370
Occupancy Expense	10,653,752	9,778,649	8,979,037
Other Expense	17,545,462	16,375,184	16,000,405
	75,029,485	68,952,738	65,357,812

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF SUBSIDIARIES	1,102,633	2,420,764	(1,555,026)

PROVISION FOR INCOME TAXES	11,713	28,965	21,504

EQUITY IN EARNINGS OF SUBSIDIARIES, Net of Tax	9,573,856	9,812,964	9,248,292

NET INCOME	10,664,776	12,204,763	7,671,762

RETAINED EARNINGS, Beginning of Period	108,699,923	97,950,753	90,746,492
Distributions on Common Stock	3,731,328	1,455,593	467,501
RETAINED EARNINGS, End of Period	$ 115,633,371	$ 108,699,923	$ 97,950,753

SCHEDULE I

1st FRANKLIN FINANCIAL CORPORATION
(Parent Company Only)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

2008	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income	$ 10,664,776	$ 12,204,763	$ 7,671,762
Adjustments to reconcile net income to net
cash provided by operating activities:
Provision for Loan Losses	25,725,394	21,433,742	19,108,562
Depreciation and Amortization	2,447,007	2,076,784	1,888,433
Equity in undistributed earnings of subsidiaries	19,343,979	(9,795,963)	(9,234,792)
Gain on sale of marketable securities and
equipment and premium amortization on securities	(10,185)	(37)	(82,129)
(Increase) Decrease in Miscellaneous Assets	(413,361)	488,620	(444,563)
(Decrease) Increase in Other Liabilities	(1,418,796)	2,253,485	1,198,376
Net Cash Provided	56,338,814	28,661,394	20,105,649

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated or purchased	(236,634,867)	(250,121,741)	(231,849,878)
Loan payments	201,549,309	200,622,963	186,658,690
Purchases of securities, available for sale	--	--	--
Sales of securities, available for sale	--	--	--
Redemptions of securities, available for sale	--	--	--
Principal payments on securities, available for sale	--	--	--
Capital expenditures	(2,777,574)	(4,383,965)	(2,089,399)
Proceeds from sale of equipment	25,234	443,450	438,439
Net Cash Used	(37,837,898)	(53,439,293)	(46,842,148)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in Notes Payable to
Banks and Senior Demand Notes	(1,682,524)	(8,412,339)	569,186
Commercial Paper issued	35,766,727	33,538,927	44,177,066
Commercial Paper redeemed	(46,781,459)	(24,256,208)	(43,956,538)
Subordinated Debt issued	21,619,938	36,790,393	35,526,664
Subordinated Debt redeemed	(26,980,643)	(12,014,336)	(7,238,642)
Dividends / Distributions Paid	(3,731,328)	(1,455,593)	(467,501)
Net Cash (Used) Provided	(21,789,289)	24,190,844	28,610,235

NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS	(3,288,373)	(587,055)	1,873,736

CASH AND CASH EQUIVALENTS, beginning	3,685,125	4,272,180	2,398,444

CASH AND CASH EQUIVALENTS, ending	$ 396,752	$ 3,685,125	$ 4,272,180

Cash paid during the year for:	Interest	$ 14,830,353	$ 15,667,174	$ 11,694,753
	Income Taxes	10,700	41,910	31,785

5